Exhibit 5.1

100 W. Liberty St., Suite 940 Reno, NV 89501 Telephone: (775) 343-7500 Facsimile: (844) 670-6009 http://www.dickinsonwright.com

December 4, 2019

Riot Blockchain, Inc.

202 6th Street, Suite 401

Castle Rock, CO 80104

Re:	2019 Riot Blockchain, Inc. Equity Incentive Plan Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Riot Blockchain, Inc., a Nevada corporation ("Company"), in connection with its registration on a Form S-8 registration statement (the "Registration Statement") of 3,930,603 shares of its common stock (the "Plan Shares") that may be issued under the 2019 Riot Blockchain, Inc. Equity Incentive Plan (the "Plan"). This opinion is being delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the "Act").

As counsel to Company and in connection with this opinion, we have examined and relied upon copies, certified or otherwise identified to our satisfaction, of (i) the Articles of Incorporation of Company, (ii) the Bylaws of Company, (iii) records of actions of the shareholders and Board of Directors of Company, (iv) resolutions of the Board of Directors of Company relating to the adoption of the Plan, (v) the Registration Statement, and (vi) such other documents as we have deemed appropriate in connection with this opinion. We assume that the Company has sufficient unissued and unreserved shares of common stock (or will validly amend the Company’s Articles of Incorporation to authorize a sufficient number of shares of common stock prior to the issuance thereof) available for issuance as provided in the Registration Statement and any related amendment thereto or prospectus supplement.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons signing or delivering an instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, telecopied, facsimile, conformed or photostatic copies, and the absence of any understandings, waivers, or amendments which would vary the terms of any document which we have reviewed. As to various questions of fact material to this opinion, we have relied upon oral or written statements and representations of officers or other representatives of Company and upon certificates or other documents of public officials. We have further assumed that this opinion will be used only in connection with the offer and sale of Plan Shares while the Registration Statement remains in effect under the Act.

ARIZONA CALIFORNIA FLORIDA KENTUCKY MICHIGAN NEVADA OHIO TENNESSEE TEXAS TORONTO WASHINGTON DC

Riot Blockchain, Inc. December 4, 2019 Page 2	DICKINSON WRIGHT PLLC

Based upon the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that the Plan Shares have been duly authorized and, once the Registration Statement has become effective under the Act, when and to the extent Plan Shares are duly issued, sold, and paid for in accordance with the terms of the Plan, such Plan Shares will be validly issued, fully paid, and non-assessable.

Our opinions expressed herein are subject to bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

We have not reviewed for purposes of this opinion, and this opinion does not address: any ERISA laws, rules or regulations; any Federal or state securities or "blue sky" laws, rules or regulations; any Federal or state banking laws, rules or regulations; any laws relating to fiduciary duties; or any Federal, state or local taxation laws, rules, or regulations.

We are licensed to practice law in the State of Nevada and our opinions set forth herein are expressly limited to the laws of the State of Nevada, including applicable provisions of Nevada statutes and the Constitution of the State of Nevada and published decisions of Nevada courts interpreting those provisions.

This opinion is limited to the matters set forth herein and no opinion is intended to be implied or may be inferred beyond those expressly stated herein. This opinion is predicated solely upon laws and regulations in existence as of the current date, and as they currently apply, and as to the facts as they currently exist. We assume no obligation to revise or supplement this opinion should such matters change by legislative action, judicial decision or otherwise.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm under the heading “Legal Matters” in the Reoffer Prospectus included in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Dickinson Wright PLLC

BWK/MRH/BJW

RENO 86274-1 53905v2